Exhibit 10.46
2009 AMENDMENT TO
2008 NON-QUALIFIED STOCK OPTION AGREEMENT
     This 2009 Amendment (the “Amendment”) is entered into effective December 31, 2009, and amends the Non-Qualified Stock Option Agreement dated January 2, 2008 (the “Grant Agreement”) between Peabody Energy Corporation (the “Company”) and Gregory H. Boyce (the “Optionee”).
RECITALS
     WHEREAS, the Board of Directors of the Company deems it appropriate and in the best interests of the Company and the Grantee to amend the Grant Agreement as described herein, effective on the date set forth above;
     NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING, the parties hereby agree as follows:
     1. Section 1.2 of the Grant Agreement, which defines “Cause,” is revised to read in its entirety as follows:
Section 1.2 — “Cause” shall mean “Cause” as defined in Optionee’s employment agreement with the Company.
     2. Section 1.6 of the Grant Agreement, which defines “Good Reason,” is revised to read in its entirety as follows:
Section 1.6 — “Good Reason” shall mean “Good Reason” as defined in Optionee’s employment agreement with the Company.
     3. Section 1.11 of the Grant Agreement, which defines “Retirement,” is revised to read in its entirety as follows:
Section 1.11 — “Retirement” shall mean “Retirement” as defined in Optionee’s employment agreement with the Company.
     4. Section 3.3 of the Grant Agreement is revised to read in its entirety as follows:
Section 3.3 — Effect of Termination of Employment. Except as otherwise provided in Section 3.2 hereof or in Optionee’s employment agreement with the Company in effect at the time of his employment termination, the Option shall not become exercisable as to any additional shares of Common Stock following a Termination of Employment, and the portion of the Option which is then unexercisable shall terminate immediately.

     5. Section 3.4 of the Grant Agreement is revised to read in its entirety as follows:
Section 3.4 — Expiration of Option. This Option may not be exercised to any extent by the Optionee after the first to occur of the following events:
     (a) The tenth anniversary of the date hereof; or
     (b) The date of a Termination of Employment by the Company for Cause; or
     (c) The date of a Termination of Employment by the Optionee without Good Reason if such date is before January 1, 2013; or
     (d) Upon a Change of Control, if either
     (i) the Committee terminates this Option by paying the Optionee an amount equal to the product of (x) the difference between the Change in Control Price and the Exercise Price (unless the Exercise Price is greater than the Change in Control Price, in which case this Option shall be terminated) and (y) the aggregate number of shares of Common Stock for which the Option is exercisable, or
     (ii) the Optionee is permitted to exercise his or her Option prior to the Change of Control.
     6. In all other respects, the Grant Agreement shall remain unchanged and in full force and effect.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Amendment has been executed and delivered by the parties hereto on the date first set forth above.

PEABODY ENERGY CORPORATION

By: Name:	/s/ W. A. Coley W. A. Coley
Its:	Chair, Compensation Committee

/s/ G. H. Boyce
GREGORY H. BOYCE

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